Exhibit 99.1

Stovall Ranching Companies and Bion Team Up to Produce Eco-friendly Montana Beef

June 18, 2024. Billings, Montana. Stovall Ranching Companies, that includes diversified family ranches in Montana, and Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in advanced livestock waste treatment and resource recovery technology, announced they will partner to develop a new-generation cattle feeding facility.

Turk Stovall will join Bion’s Board of Directors and lead a joint venture between Stovall Ranching Companies and Bion to develop the project. The facility will produce premium quality Montana beef that the partners believe will be the ‘cleanest’, most eco-friendly finished beef in the marketplace.

The Stovall/Bion cattle project is planned to construct a 15,000 head capacity facility at Stovall’s Yellowstone Cattle Feeders, in Shepherd, Montana. Cattle will be finished in barns designed for feed efficiencies and cattle welfare, while being outfitted with solar generation and advanced waste treatment and resource recovery systems provided by Bion’s patented closed-loop technologies.

The Bion Gen3Tech system will harvest organic and low-carbon nitrogen fertilizers from the volatile ammonia in the waste, methane that can be upgraded to Renewable Natural Gas, and clean water. Resource recovery will simultaneously minimize the facility’s environmental impacts to air or water. Most of the facility’s energy requirements are anticipated to be generated onsite with solar. Environmental benefits and improved resource efficiencies will be independently verified and communicated to stakeholders, and to consumers that increasingly demand eco-sustainable choices and are willing to pay for it.

Turk Stovall, CEO of the Stovall Ranching Companies, said, “We aren’t focused on how beef was produced over the last 50 years; we are focused on how to produce it for the next 50 years. It is our mission to advance our production systems to be the best and at the high standards the market demands. Bion’s clean, climate-controlled, and efficient system will produce cattle ‘programmed’ to meet some of the highest eco-friendly standards in the marketplace and it may well become the future of cattle feeding. Once completed, and proven, the facility can serve as a model to execute in other states and other possible locations in Montana.”

Craig Scott, Bion’s Head of Business Development, said, “We are excited to work with Turk and his companies to expand cattle feeding in Montana. Winters here make cattle feeding especially challenging. Bion’s barn-based system addresses those issues, deliver improved feed efficiencies and economics, and our advanced waste treatment will help Montana stay clean and beautiful.”

Mr. Scott added, “We are equally pleased that Turk will bring his experience to Bion’s Board and lead our first beef project. We think it’s the perfect fit.”

Turk Stovall is a fifth-generation Montana rancher and CEO/owner of Stovall Ranching Companies and Yellowstone Cattle Feeders. He earned a BS in Animal Science from Montana State University; an MS in Animal Science from Oklahoma State University; and an MBA from Purdue University. He held management positions with Certified Angus Beef, the largest branded beef company in the US, North Platte Feeders, an 80,000 head commercial feedlot, and ORIgen, a beef semen and embryo company. Turk serves as Second VP of the Montana Stockgrowers Association and has served on the Cattleman’s Beef Board by appointment of the US Secretary of Agriculture. He is often published in the Journal of Animal Science and industry press and speaks on supply chain and other beef industry topics.

Stovall Ranching Companies includes diversified family ranches in Yellowstone County and Big Horn County, on the Crow Indian Reservation. Stovall operates a large Angus beef herd and stocker program that supplies cattle into high grade beef programs, expansive farms, a procurement company specializing in brand beef supply chains, and management consulting. Yellowstone Cattle Feeders is Montana’s largest custom feedlot, with 25,000 head, that specializes in value-added services for Montana cattle producers and finishes cattle to supply local and national beef packers, including specialized brand beef programs.

Bion Environmental Technologies’ patented Ammonia Recovery System produces organic and low-carbon nitrogen fertilizer products and clean water from animal waste and other organic waste streams. It supports the Gen3Tech system that will minimize environmental impacts from CAFO/livestock waste and verify it, improve resource and production efficiencies, and produce premium meat products with a USDA-certified sustainable brand. Bion is focused on developing state-of-the-art indoor cattle feeding operations and providing solutions in the fast-growing clean fuels industry. See Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘believe’, ‘planned’ and similar expressions identify certain forward-looking statements. It should be noted it is difficult to accurately predict the startup and optimization of a first-of-its-kind advanced waste treatment technology platform. The timelines discussed are estimates only. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Turk Stovall

Stovall Ranching Companies

(406) 698-6907

Craig Scott

Bion Environmental Technologies

(406) 281-8178